Exhibit 99.1

M&F WORLDWIDE CORP. ANNOUNCES COMPLETION OF ITS SHARE
REPURCHASE PROGRAM

New York, New York, June 26, 2008—M&F Worldwide Corp. (NYSE: MFW) today announced that it has completed its previously announced share repurchase program.  Under the program, the Company purchased two million shares of its outstanding common stock.  The Company's share repurchase program was initiated on June 4, 2008, at which time the Board of Directors authorized the repurchase of in the aggregate up to two million shares of its outstanding common stock.

About M&F Worldwide Corp.

M & F Worldwide operates through four business segments: Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. The operations of Harland Clarke include check printing, contact center and direct marketing. The operations of Harland Financial Solutions include core processing, retail and lending software solutions. Scantron is a leading provider of data collection and testing and assessment products sold primarily to educational and commercial customers. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries (which is M & F Worldwide’s Licorice Products segment).